Exhibit 99.1

True Nature Holding, Inc. Finalizes The Company’s Name Change to “Mitesco”

Denver, CO, April 24, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- True Nature Holding, Inc., now known as Mitesco, Inc. (OTCQB:TNTY, OTCQB:MITI) (the “Company” or “True Nature” or “Mitesco”) announced today that has completed the previously announced change of its corporate identity based on final approval from FINRA. The new corporate identity has been changed to “Mitesco, Inc.”. The symbol for its common stock will change from “TNTY” to “MITI”, and its CUSIP for its common stock will change from 89786C106 to its new CUSIP of 60672T107. No action is required by its shareholders as a result of this change.

The web site will still be available from www.TrueNatureHolding.com, or via the new link www.MitescoInc.com

Our Operations and Subsidiaries: My Care, LLC and Acelerar Healthcare Holdings, LTD.

My Care, LLC is a wholly owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. It is building out a network of clinics using the latest telehealth technology with the nurse practitioner operating as its primary healthcare provider. It will begin in Minneapolis and expand nationwide. There are 23 states today that facilitate nurse practitioners practicing to the full scope of their skills and training. The executive team at My Care includes several of the key executives who brought Minute Clinic (previously known as Quickmedix) to scale, which was acquired by CVS for $170 million in 2006.

Acelerar Healthcare Holdings, LTD. is the Company’s wholly owned, Dublin, Ireland based entity for its European operations. There are a number of targets in Europe under evaluation and management believes cross border expansion for these new, proven healthcare technology solutions may prove a profitable opportunity.

The Mission of Mitesco, Inc., formally known as True Nature Holding, Inc.

We have in development a suite of offerings aimed at enhancing healthcare throughout the supply chain and to end-users. We intend to acquire and implement technologies and services to improve the quality of care, reduce cost, and enhance consumer convenience. We are focused on developing a portfolio of companies that provide healthcare technology solutions and the team is adept at deal structures supportive of long-term organizational value. The holding company structure facilitates profitable growth and enables the acquired business to focus on scale. The Mitesco portfolio of companies will apply leading-edge solutions that emphasize stakeholder value and leverages distinct sector trends.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimating or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact: by email at: www.MitescoInc.com , or by phone at: 1-844-383-8689.